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SPX Announces Nomination of New Board Member

Angel Shelton Willis Expected to Serve on Nominating and Governance Committee

CHARLOTTE, N.C., March 26, 2021 /Globe Newswire/ — SPX Corporation announced today that its Board of Directors has nominated Angel Shelton Willis, Vice President, General Counsel & Secretary for Sealed Air Corporation, for election to the Company’s Board of Directors at its annual meeting of stockholders to be held virtually on May 11, 2021. If elected, Ms. Willis is expected to be appointed to the Nominating and Governance Committee; and, her election would expand SPX’s Board to nine members.

In her current role at Sealed Air, Ms. Willis oversees all aspects of that company’s global legal and compliance affairs, including commercial transactions, mergers & acquisitions, litigation, labor & employment, intellectual property, ethics and compliance, corporate governance and regulatory matters. Prior to joining Sealed Air in 2019, she served in several leadership roles at Ingersoll Rand Company, including Deputy General Counsel, Mergers and Acquisitions, Finance & Restructuring; and, she served as Corporate Counsel at Cummins Inc.

“We’re very pleased to nominate another highly-talented leader to serve on our Board of Directors,” said Gene Lowe, President and CEO of SPX Corporation. “Angel brings a complementary skillset in areas fundamental to our success. In addition to her extensive legal background, she brings deep experience in regulatory, tax, operational excellence, risk management, communications, and corporate governance—especially in the areas of sustainability and diversity & inclusion. As a sitting General Counsel, she also brings a unique perspective, and we look forward to her contributions as a valued member of our team.”

About SPX Corporation: SPX Corporation is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. Based in Charlotte, North Carolina, SPX Corporation had approximately $1.6 billion in annual revenue in 2020 and more than 4,500 employees in 15 countries. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

SOURCE SPX Corporation.

Investor and Media Contacts:

Paul Clegg, VP, Investor Relations and Communications

Phone: 980-474-3806

E-mail: spx.investor@spx.com